Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1/A of our report dated August 26, 2010 with respect to the audited financial statements of Catalyst Group Holdings Corp. for the year ended August 31, 2009 and the period from inception through August 31, 2008 and 2009.

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated June 8, 2010 with respect to the audited financial statements of Real Estate Promotional Services for the period from January 1, 2009 through November 16, 2009 and the year ended December 31, 2008.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
Malon Bailey, LLP
www.malonebailey.com
Houston, Texas

October 25, 2010